Summary Translation	Exhibit 4.59

 Maximum Pledge Contract

Contract No.:2013JIYINZUIBAOZIDI13121743

Pledgor : LI YONG HUI

Pledgee : CITIC Shijiazhuang Branch

Signing Date : August 23, 2013

Pledge Definition : To ensure multiple loans Party B (Pledgee) has lent to Ganglian Finance Leasing Co., Ltd, Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB150, 000,000

Pledge Term : From August 23, 2013 to February 16, 2014